                                                                                                  Exhibit 99.1

Investor Relations
John Wright
Director, Investor Relations
(952) 887-8865, invest@toro.com

Media Relations
Branden Happel
Manager, Public Relations
(952) 887-8930, pr@toro.com
www.thetorocompany.com

For Immediate Release

Toro Reports Fiscal 2009 First Quarter Results

•	Company delivers net earnings per share of $0.18
•	Residential segment sales flat; Professional segment sales down 22 percent
•	Focused efforts to reduce working capital drive improved balance sheet

BLOOMINGTON, Minn. (February 19, 2009) – The Toro Company (NYSE: TTC) today reported net earnings of $6.7 million, or $0.18 per share, on net sales of $340.2 million for its fiscal first quarter ended January 30, 2009.  The company’s first quarter results were reduced by a pre-tax charge of $1.3 million, or $0.02 per share on an after-tax basis, to account for workforce adjustments.  In the comparable fiscal 2008 period, the company reported net earnings of $18.6 million, or $0.47 per share, on net sales of $405.8 million.

“We are operating in an extremely challenging business environment with revenue uncertainties, as well as overall currency and commodity pressures,“ said Michael J. Hoffman, Toro’s chairman and chief executive officer.  “Accordingly, we are managing production volumes very closely and reducing expenses company-wide.  As a result of our continued focus on working capital, we have brought down inventories, lowered short-term borrowings by $60 million compared to last year’s first quarter, and strengthened our balance sheet. Additionally, field inventories are down from last year’s levels.”

SEGMENT RESULTS

Professional

•
Professional segment net sales for the fiscal 2009 first quarter were $229.4 million, down 22.3 percent from the comparable fiscal 2008 period.  Shipments declined across most domestic and international product categories due to challenging market conditions and cautious ordering among professional customers.  Worldwide sales of golf maintenance equipment and irrigation systems were down significantly as existing courses delayed investments in new equipment and new golf course construction slowed. In addition, orders for professionally installed residential and commercial irrigation products declined due to ongoing pressures in housing and commercial construction.

•	Professional segment earnings for the fiscal 2009 first quarter were $30.1 million, down 41.5 percent from last year’s first quarter.

Residential

•
Residential segment net sales for the fiscal 2009 first quarter were $107 million, up slightly from the comparable fiscal 2008 period. Sales benefited from strong worldwide demand for snowthrower products, and improved product placement of a new and broader line of walk power mowers that boosted preseason orders. These gains were somewhat offset by delayed shipments of riding products as customers shifted orders closer to retail demand.

•	Residential segment earnings for the fiscal 2009 first quarter were $4.8 million, up 26.8 percent from last year’s first quarter.

REVIEW OF OPERATIONS

Gross margin for the fiscal 2009 first quarter was 34.8 percent compared with 36.8 percent in the comparable fiscal 2008 period.  The decline was primarily due to production cuts from lower sales volumes and efforts to reduce inventory levels, unfavorable product mix, and increased commodity costs. Some of the decline was offset by lower freight costs.

Selling, general and administrative (SG&A) expenses for the fiscal 2009 first quarter declined $12.6 million, or 10.7 percent, but increased to 30.7 percent of net sales from 28.9 percent in the same period last year.  SG&A expenses declined as a result of reduced spending and lower profit sharing and incentive expenses.

Interest expense for the first quarter was down $0.5 million from the same period last year.  The decline in interest expense resulted from substantially lower short-term borrowing levels in the fiscal 2009 first quarter.

The effective tax rate for the fiscal 2009 first quarter was 33.7 percent compared with 35.4 percent in the comparable fiscal 2008 period primarily due to the extension of the federal Research & Engineering Tax Credit.

Accounts receivable at the end of the fiscal 2009 first quarter totaled $298 million, down $46.7 million or 13.6 percent from last year’s first quarter, on a sales decline of 16.2 percent.  Net inventories were $238.7 million for the fiscal 2009 first quarter, down $57.2 million or 19.3 percent from the comparable fiscal 2008 period. The company’s ongoing efforts to reduce working capital contributed to lower seasonal short-term borrowing needs.

BUSINESS OUTLOOK

“We expect the global recessionary conditions to continue for the remainder of our fiscal year,” said Hoffman.  “However, we believe we are well positioned to manage through a period of reduced volume because of actions we have taken to improve operating efficiency and asset utilization.  Our focus as we enter the peak selling season is on generating customer demand for our innovative new products, while keeping production closely aligned with expected shipment volumes.”

Given the intensifying global recession, the company cautioned that its outlook for the year is more uncertain.  The company currently expects fiscal 2009 revenues to decline about 15 percent from fiscal 2008, and net earnings per share to be approximately $1.75 to $2.00. For its fiscal 2009 second quarter, the company expects to report net earnings per share of $0.85 to $1.00.

The Toro Company is a leading worldwide provider of outdoor maintenance equipment and beautification products to help customers care for golf courses, sports fields, public green spaces, commercial and residential properties, and agricultural fields.

LIVE CONFERENCE CALL
February 19, 10:00 a.m. CST
www.thetorocompany.com/invest

The Toro Company will conduct a conference call and webcast for investors beginning at 10:00 a.m. Central Time (CST) on February 19, 2009.  The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Safe Harbor
Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties that may affect the company’s operating results or overall financial position at the present include: slow or negative growth rates in global and domestic economies, resulting in rising unemployment and weakened consumer confidence; the threat of further terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; fluctuations in the cost and availability of raw materials, including steel, resins and other commodities; fluctuating fuel and other costs of transportation; the impact of abnormal weather patterns and natural disasters; the level of growth or contraction in our markets, including the golf market; reduced government spending for grounds maintenance equipment due to reduced tax revenue and tighter government budgets; dependence on The Home Depot as a customer for the residential segment; elimination of shelf space for our products at retailers; inventory adjustments or changes in purchasing patterns by our customers; market acceptance of existing and new products; increased competition; our ability to achieve the goals for our current three-year growth, profit and asset management initiative called “GrowLean” which is intended to improve our revenue growth, after-tax return on sales and working capital efficiency; our increased dependence on international sales and the risks attendant to international operations; credit availability and terms, interest rates and currency movements including, in particular, our exposure to foreign currency risk; our relationships with our distribution channel partners, including the financial viability of distributors and dealers; our ability to successfully achieve our plans for and integrate acquisitions and manage alliances; the costs and effects of complying with changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters; unforeseen product quality or other problems in the development, production and usage of new and existing products; loss of or changes in executive management or key employees; ability of management to manage around unplanned events; our reliance on our intellectual property rights and the absence of infringement of the intellectual property rights of others;  the occurrence of litigation or claims, including the previously disclosed pending litigation against the company and other defendants that challenges the horsepower ratings of lawnmowers, of which the company is currently unable to assess whether the litigation would have a material adverse effect on the company’s consolidated operating results or financial condition, although an adverse result might be material to operating results in a particular reporting period.  In addition to the factors set forth in this paragraph, market, economic, financial, competitive, legislative, weather, production and other factors identified in Toro's quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)
	Three Months Ended
	January 30, 2009	February 1, 2008
Net sales	$340,172	$405,799
Gross profit	118,260	149,137
Gross profit percent	34.8%	36.8%
Selling, general, and administrative expense	104,559	117,117
Earnings from operations	13,701	32,020
Interest expense	(4,358)	(4,883)
Other income, net	810	1,698
Earnings before income taxes	10,153	28,835
Provision for income taxes	3,422	10,208
Net earnings	$6,731	$18,627

Basic net earnings per share	$0.19	$0.49

Diluted net earnings per share	$0.18	$0.47

Weighted average number of shares of common stock outstanding – Basic	36,366	38,386

Weighted average number of shares of common stock outstanding – Dilutive	36,805	39,395

Segment Data (Unaudited)
(Dollars in thousands)
	Three Months Ended
Segment Net Sales	January 30, 2009	February 1, 2008
Professional	$229,369	$295,047
Residential	107,024	106,325
Other	3,779	4,427
Total*	$340,172	$405,799

* Includes international sales of	$130,391	$158,457

	Three Months Ended
Segment Earnings (Loss) Before Income Taxes	January 30, 2009	February 1, 2008
Professional	$30,129	$51,516
Residential	4,840	3,818
Other	(24,816)	(26,499)
Total	$10,153	$28,835

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	January 30, 2009	February 1, 2008
ASSETS
Cash and cash equivalents	$35,597	$29,762
Receivables, net	297,962	344,682
Inventories, net	238,704	295,923
Prepaid expenses and other current assets	23,813	14,626
Deferred income taxes	55,311	56,870
Total current assets	651,387	741,863

Property, plant, and equipment, net	167,727	170,569
Deferred income taxes	6,454	6,665
Goodwill and other assets, net	112,619	112,012
Total assets	$938,187	$1,031,109

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$3,377	$2,241
Short-term debt	25,000	85,800
Accounts payable	89,561	101,866
Accrued liabilities	214,403	241,737
Total current liabilities	332,341	431,644

Long-term debt, less current portion	226,396	228,241
Deferred revenue and other long-term liabilities	15,012	17,086
Stockholders’ equity	364,438	354,138
Total liabilities and stockholders’ equity	$938,187	$1,031,109

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Three Months Ended
	January 30, 2009	February 1, 2008
Cash flows from operating activities:
Net earnings	$6,731	$18,627
Adjustments to reconcile net earnings to net cash used in operating activities:
Equity losses from investments	32	41
Provision for depreciation and amortization	10,389	10,986
Loss (gain) on disposal of property, plant, and equipment	18	(39)
Gain on sale of a business	-	(123)
Stock-based compensation expense	874	1,881
Decrease (increase) in deferred income taxes	238	(1,568)
Changes in operating assets and liabilities:
Receivables	(42,970)	(62,267)
Inventories	(32,586)	(46,799)
Prepaid expenses and other assets	(4,947)	(3,885)
Accounts payable, accrued liabilities, deferred revenue, and other long-term liabilities	(10,306)	13,116
Net cash used in operating activities	(72,527)	(70,030)

Cash flows from investing activities:
Purchases of property, plant, and equipment	(9,499)	(11,027)
Proceeds from asset disposals	6	39
Increase in investment in affiliates	-	(250)
(Increase) decrease in other assets	(567)	133
Proceeds from sale of a business	-	1,152
Acquisition, net of cash acquired	-	(1,000)
Net cash used in investing activities	(10,060)	(10,953)

Cash flows from financing activities:
Increase in short-term debt	22,675	85,428
Repayments of long-term debt, net of costs	(1,005)	(374)
Excess tax benefits from stock-based awards	2,023	243
Proceeds from exercise of stock options	2,073	1,010
Purchases of Toro common stock	(1,579)	(31,835)
Dividends paid on Toro common stock	(5,456)	(5,737)
Net cash provided by financing activities	18,731	48,735

Effect of exchange rates on cash	94	(37)

Net decrease in cash and cash equivalents	(63,762)	(32,285)
Cash and cash equivalents as of the beginning of the fiscal period	99,359	62,047

Cash and cash equivalents as of the end of the fiscal period	$35,597	$29,762

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